EXHIBIT 99.1

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	January 15, 2013

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Michael K. Schroering
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Provides Status on Filing Annual Report on Form 10-K and Update on Fiscal 2012 Results

OAKBROOK TERRACE, IL, January 15, 2013 - General Employment Enterprises, Inc. (NYSE Amex: JOB) today announced it will not be able to file its Annual Report on Form 10-K within fifteen calendar days following the prescribed due date of December 31, 2012 as noted in our NT 10-K filing on December 31, 2012.  The audit of the financial statements is in process however as previously announced on November 30, 2012, the Company dismissed BDO USA, LLP as its independent registered public accounting firm and engaged Friedman LLP as the Company’s new independent registered public accounting firm.  The audit scope of Friedman LLP increased due to the fact BDO USA, LLP would not consent to referencing its audit report of the Company’s prior year financial statements.  The Company expects to file its Annual Report on Form 10-K on or before March 1, 2013.  No assurances, however, can be given that this date will be met.

Commenting on the Company's status, Michael Schroering, Chairman of the Board & CEO stated, “We continue to work through the year-end audit with Friedman, LLP and anticipate filing our Form 10-K soon.”  Preliminary and unaudited financial information is provided in the tables below.

Select Consolidated Statements of Operation- Preliminary:

(amounts in thousands except per share)	Three months Ended September 30, 2012	Twelve months Ended September 30, 2012
Net revenue	$13,000	$52,400
Operating (loss)	$(550)	$(800)
Net (loss)	$(600)	$(1,000)
(Loss) per share - basic	$(0.03)	$(0.05)

Select Consolidated Balance Sheet Information – Preliminary:

(amounts in thousands except per share)	September 30, 2012
Cash and cash equivalents	$350
Total assets	$11,200
Short-term debt	$2,500
Total liabilities	$7,100
Shareholders’ equity	$4,100

Mr. Schroering continued, “We had several non-cash items which negatively impacted results by approximately $500,000 in the three months ended September 30, 2012.   These items relate to an intangible asset impairment charge in our Agricultural division as we lost a major customer in early 2012 and the acceleration of stock based compensation upon a change in control announced in September 2012.  While we continue to deliver revenue growth, the execution in achieving that growth needs to improve.  We need to integrate prior year acquisitions fully into General Employment’s operations.  We expect to realize some consolidation benefits and start leveraging our respective client bases by cross selling complimentary service offerings.  I’m excited about my appointment to the board of directors and look forward to working with the entire organization in taking the business to the next level.”

“For our quarter ended December 31, 2012, we saw continued strong revenue growth with the better management of expenses.  We anticipate reporting 25% growth in revenue while posting a modest operating profit in the quarter.”

“We have spoken with Wells Fargo and secured a one year extension on our credit facility” added Mr. Schroering.  “We continue to work diligently on the year end audit and will file our Annual Report on Form 10-K as soon as practical.”

Business Information

General Employment Enterprises, Inc. (the “Company”) provides contract and placement staffing services for business and industry, primarily specializing in the placement of information technology, engineering, agricultural and accounting professionals.  Effective November 1 2010, the Company and its wholly-owned subsidiary, Triad Personal Services, Inc an Illinois corporation, entered into an asset purchase agreement, with DMCC Staffing, LLC, an Ohio limited liability company (“DMCC”), RFFG of Cleveland, LLC, an Ohio limited liability company (“RFFG of Cleveland”), and Thomas J. Bean, for the purchase of certain assets of DMCC and RFFG of Cleveland, including customer lists, comprising DMCC and RFFG of Cleveland’s Industrial services business.  DMCC and RFFG of Cleveland’s services business is operated from offices in Ohio and provides labor and human resource solutions, including temporary staffing, human resources and payroll outsourcing services, labor and employment consulting and workforce solution.  In August of 2011, the Company purchased certain assets of Ashley Ellis, LLC, a professional staffing and placement business.

Forward-Looking Statements

The statements made in this press release which are not historical facts, including the preliminary financial results, are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.